Virtual Office Service Agreement

Date of agreement	26.06.2018	Reference number	WL-EST-VO-85

Center		Client
Company name:	Workland Estonia OÜ	Company name:	Knyzelis Gediminas
Reg. number:	14017731	Reg. number:
VAT number:	EE101876557	VAT number:
Contact name:	Igor Belobordov	Contact name:	Knyzelis Gediminas
Address:	Hobujaama 4	Address:	Hobujaama 4
Address:	Tallinn 10151, Estonia	Address:	Tallinn 10151, Estonia
Phone:	372 57 419 505	Phone:	370 627 095 78
Email:	igor.beloborodov@wrkland.com	Email:	headquarters@charmt.net

Agreement start	01.07.2018	Agreement end	30.06.2019
Virtual Office details and pricing (excluding tax and additional services)
	Service type		Monthly cost
Address

First payment	First month fee
Retainer
Total

Monthly payment going forward

*All fees excluding VAT. Agreements end on the last day of the month.

Comments:

This Agreement incorporates our terms of business set out on attached Terms which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms.

Name: Knyzelis Gediminas Date: 26.06.2018	Name: Igor Beloborodov Date: 26.06.2018

Signed on behalf of the client

Signed on behalf of WorkLand

1. Product Definition

1.1 Address service – Entitles the Client to receive mail at the Center specified in this agreement. The Client may use the address of the designated Center for business correspondence subject to exception in certain locations.

1.2 Telephone service – Entitles the Client to a local telephone number determined by WorkLand in the designated Center, personalized call answering service during normal business hours, and after business hours and weekend voicemail access.

1.3 Virtual Office Starter and Virtual Office Advanced – Virtual Office includes all services detailed in sections 1.1 and 1.2. Virtual Office Advanced includes services of Virtual Office and additionally provides 5 days of office usage per month at the designated Center, subject to availability.

1.4 Office/Meeting Room Starter and Advanced – Entitles the Client to use private office space or meeting room as prepaid packages during normal business hours in the designated Center. The number of days or hours Client can use is determined on the first page of the agreement and is subject to availability.

2. This Agreement

2.1 Under this agreement WorkLand shall provide to the Client the services described in section 1.1, 1.2 or 1.3 (as agreed between the parties), as well as additional services described in the relevant service description (which is available on request), upon request of the Client.

2.2 The Client must comply with any House Rules which WorkLand may impose generally on users of the designated Center. Such rules are developed and/or imposed to protect Client’s use of the designated Center for work. The House Rules vary from country to country and from time to time and these can be requested locally. WorkLand may at all times make changes and amendments to the House Rules.

2.3 This agreement is effective for the period stated in it and will not be renewed automatically. All periods shall run to the last day of the month in which they would expire. The Client may not cancel the agreement prematurely, except in case WorkLand is in material breach of this agreement and does not remedy such breach within a reasonable time, which may not be less than 14 days, as from a notice issued by the Client. Any renewals of the term of the agreement shall be subject to a separate agreement between the parties. The fees on any renewal will be at then prevailing market rate. The Client shall have no first refusal right to renew the agreement.

2.4 WorkLand may prematurely cancel this agreement immediately by giving the Client notice thereof, out of court and without need to follow any additional procedure if (a) the Client becomes insolvent, bankrupt, goes into liquidation or otherwise becomes unable to pay its debts as they fall due, or (b) the Client owes any overdue amounts under this agreement to WorkLand and does not pay up all debts within five (5) days of WorkLand’s respective notice, or (c) the Client is in breach of one of its obligations which cannot be remedied or which WorkLand has given the Client notice to remedy and which the Client has failed to remedy within fourteen (14) days of that notice, or (d) the Client fails, if requested by WorkLand, to confirm to WorkLand the receipt of a notice, document and/or any other information (hereinafter Information) sent to the Client by WorkLand at least in a format which can be reproduced in writing within two (2) working days after receipt of the Information, or (e) its conduct, or that of someone at the Center with its permission or invitation, is incompatible with ordinary office use which shall be determined at WorkLand’s sole discretion.

If WorkLand cancels this agreement for any of these reasons or any other reason related to the Client it does not affect any outstanding obligations, including the Client’s obligation to pay for any additional services used and to pay the monthly fee for the remainder of the period for which this agreement would have lasted if WorkLand had not cancelled it.

2.5 In the event that WorkLand is no longer able to provide the services at the designated Center stated

in this agreement and WorkLand notifies the Client thereof, then this agreement will terminate and the

Client will only have to pay monthly fees up to the date of termination of this agreement and for the additional services the Client has used. No sanctions shall apply to either of the parties in that case. 2.6 While this agreement is in force and for a period of six months after it ends, neither WorkLand nor the Client may knowingly solicit or offer employment to any of the other’s staff employed in the Center. This obligation applies to any employee employed at the Center up to that employee’s termination of employment, and for three months thereafter. It is stipulated that the breaching party shall pay the non-breaching party the equivalent of one year’s salary for any employee concerned. Nothing in this clause shall prevent either party from employing an individual who responds in good faith and independently to an advertisement which is made to the public at large.

2.7 During the duration of this agreement, Client agrees that neither Client, nor any of Client’s partners, members, officers or employees will represent, or otherwise provide legal counsel to, any of WorkLand’s current or former employees in any dispute with, or legal proceeding against, WorkLand’s, or any of WorkLand’s affiliates, members, officers or employees.

2.8 The Client shall present all notices to WorkLand at the above address in writing or by e-mail. WorkLand shall present Information to the Client orally, in a format which can be reproduced or in writing. Information presented by WorkLand: (a) orally shall be deemed received by the Client if WorkLand has communicated it to the Client orally either at a meeting or by a means of communication; (b) in a format which can be reproduced in writing shall be deemed received by the Client if it is sent by WorkLand by e-mail at the e-mail address provided on the first page of this Agreement or another Client’s address of an electronic means of communication, environment or number (e.g. Skype, a mobile telephone number in case of a text message); (c) in writing shall be deemed received by the Client if it is sent by WorkLand by post at the address, which has to be provided by the Client at the time of signing this Agreement, and five (5) working days have passed from the posting of the Information or from its delivery to a postal office for the purpose of sending it to the Client. The Client ensures the correctness and functioning of the Client’s means of communication provided in this clause 2.8 and uninterrupted receipt of Information at the above addresses and/or means of communication during the entire term of the agreement. The Client is obliged to review the Information sent by WorkLand no later than within two (2) working days after the presentation of Information by WorkLand. The Client shall bear all the costs involved in the sending of Information by WorkLand to the Client in any other manner than orally and/or by electronic means of communication.

2.9 The terms of this agreement are confidential. Neither party has the right to disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues after this agreement ends.

2.10 This agreement is interpreted and enforced in accordance with the law of the country where the relevant Center is located. Both sides accept the exclusive jurisdiction of the courts of such jurisdiction. If any provision of these terms and conditions is held void or unenforceable under the applicable law, the other provisions shall remain in force.

2.11 The Client must pay any reasonable costs, including legal fees, that WorkLand may incur in enforcing this agreement.

2.12 The Client is entitled to transfer the present agreement to third parties only after obtaining

WorkLand’s prior consent.

2.13 WorkLand shall be free, with no prior consent required on the part of the Client, to assign this agreement or to pledge WorkLand’s rights connected with this agreement to any third parties.

3.	Compliance
3.1	The Client must comply with all relevant laws and regulations in the conduct of its business. The Client must do nothing illegal in connection with its use of the WorkLand premises. The Client must not do anything that may interfere with the use of the Center by WorkLand or by others, cause any nuisance or annoyance, increase the insurance premiums WorkLand has to pay, or cause loss or damage (including damage to reputation) to WorkLand or to the owner of any interest in the building which contains the Center the Client is using. The Client acknowledges that (a) the terms of the foregoing sentence are a material inducement in WorkLand’s execution of this agreement and (b) any violation by the Client of the foregoing sentence shall constitute a material default by the Client hereunder, entitling WorkLand to terminate this agreement out of court, without further notice or procedure.

3.2 The Client acknowledges and accepts that its personal data may be transferred or made accessible to all entities of the WorkLand group, wherever located, for the purposes of providing the services herein.

4.	Use
4.1	The Client must not carry on a business that competes with WorkLand’s business of providing serviced office(s) and virtual offices.

4.2 The Client may only carry on its business in its name or some other name that WorkLand previously agrees.

4.3 The Client may use the Center address as its business address, if this is allowed by law. Any other uses are prohibited without WorkLand’s prior written consent. If the Client registers its own registered office at the Center’s address, the Client shall deregister it not later than within one calendar month as of the expiry of this agreement. If the Client fails to deregister its office duly the Client shall be obliged to pay WorkLand a monthly default fee of EUR 200 (two hundred euros) until the deregistration of the Client’s office address. In addition, WorkLand shall be entitled to take appropriate actions at any time in order to deregister the said office, and all the costs related to the deregistration of such office shall be borne by the Client.

5. Liability

To the maximum extent permitted by applicable law, WorkLand will not be liable for any loss sustained as a result of WorkLand’s failure to provide a service as a result of any mechanical breakdown, strike, or termination of WorkLand interest in the building containing the Center. WorkLand shall only be liable for a breach of this agreement if it has acted intentionally or grossly negligently. WorkLand will not in any circumstances (except for the intentional breach of this agreement) have any liability for loss of business, loss of profits or any other potential, consequential or indirect loss. WorkLand strongly advises the Client to insure itself against all such potential loss, damage, expense or liability.

The Client confirms that the Client is aware that in accordance with subsection 63¹ (1) of the Commercial Code Upon delivery of a procedural document or declaration of intent to the contact person, the respective procedural document or declaration of intent is deemed to have been delivered also to the undertaking. If WorkLand provides the service of a contact person to the Client within the meaning of the above section of the Commercial Code, then in addition to the above WorkLand shall not be liable for any damage, including loss of business, loss of profits or any other potential, consequential or indirect loss, which arises and/or may arise to the Client in connection with failure by the Client to receive Information (except for the intentional breach of this agreement).

6.	Fees
6.1	Fees charged by WorkLand for the provision of the services hereunder are indicated in the relevant service description.

6.2 The Client agrees to pay promptly (a) all sales, use, excise, consumption and any other taxes and license fees which are required to be paid to any governmental authority (and, at WorkLand’s request, will provide evidence of such payment) and (b) any taxes paid by WorkLand to any governmental authority that are attributable to the office(s), including, without limitation, any value added tax (VAT) or other documentary taxes and fees.

6.3 The Client will be required to pay a service retainer/deposit upon entering into this agreement. This will be held by WorkLand without generating interest as security for performance of all the Client’s obligations under this agreement. WorkLand will not be required to keep the deposit separately from its own funds. Upon expiry of this agreement, the service retainer/deposit or its balance, after deducting outstanding fees or any other costs due payable to WorkLand, will be returned to the Client after the Client has settled its account and funds have been cleared. WorkLand may require the Client to pay an increased retainer if outstanding fees exceed the service retainer/deposit held and/or the Client frequently (i.e. more than once) fails to pay fees under this agreement when such fees fall due.

6.4 WorkLand will send all invoices electronically and the Client will make payments via methods available for the given Center used by the Client. The Client hereby grants its consent to receive invoices in the electronic manner via system of supply of electronic invoices chosen by WorkLand. Invoices are presented at the beginning of each month for given period and the Client must pay the fees no later than 10 days after receipt of the invoice.

6.5 If the Client does not pay fees when due, a default penalty of 0.05% of the delayed amount will be charged per every delayed day. If the Client disputes any part of an invoice the Client must pay the amount not in dispute by the due date or be subject to late fees, whereas the default penalty shall continue to apply to the amount in dispute. WorkLand also reserves the right to withhold services while there are any outstanding fees and/or interest or the Client is in breach of this agreement.

6.6 WorkLand will increase the monthly virtual office fee annually from the original start date of this agreement by a percentage amount equal to the increase in the Consumer Price Index as published by Statistics Estonia, being minimum 2% and maximum 4%. Such indexation of the monthly virtual office fee shall apply to agreements that have been entered into for a term of more than 12 months. In case of all other agreements, the fee shall be reviewed upon renewal (if applicable) as per clause 2.3 above.

6.7 The monthly virtual office fee and any recurring services requested by the Client are payable monthly in advance. Unless otherwise agreed in writing, these recurring services will be provided by WorkLand at the specified rates for the duration of this agreement (including any renewal). Payment for services must be effected no later than 10 days after receipt of invoice. Where a daily rate applies, the charge for any such month will be 30 times the daily fee. For a period of less than a month the fee will be applied on a daily basis.

6.8 Fees for pay-as-you-use services, plus applicable taxes, in accordance with WorkLand’s published rates which may change from time to time, are invoiced in arrears and payable the month following the calendar month in which the additional services were provided. Fee rates for pay-as-you-use services may be found at the reception of the Center or at other sources indicated by WorkLand. Payment for services must be effected no later than 10 days after receipt of invoice.

6.9 If the Client benefited from a special discount, promotion or offer, WorkLand may discontinue that discount, promotion or offer without notice if the Client breaches these terms and conditions or becomes past due on two or more occasions.

6.10. If WorkLand is entered in the Commercial Register and/or any other register as the Client’s contact person, the Client undertakes to delete WorkLand as the Client’s contact person from the Commercial

Register and/or any other register upon termination of the agreement and to ensure that the corresponding deletion entries are made in the corresponding registers within twenty (20) days after the termination of the agreement. In the event of a breach of this obligation the Client shall pay WorkLand a contractual penalty in the amount of 50 euros per day for each day when the Client is in delay with the performance of its obligations under this clause 6.10.

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